Exhibit 10.2

SHAREHOLDER AGREEMENT

BY AND BETWEEN

ARD HOLDINGS S.A.

AND

ARDAGH GROUP S.A.

Dated                , 2017

SCHEDULES

Schedule I	Relevant Contracts

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (this “Agreement”), dated             , 2017, by and between ARD HOLDINGS S.A., a société anonyme organized under the laws of Luxembourg (together with any successor thereof, “ARD Holdings”), and ARDAGH GROUP S.A., a société anonyme organized under the laws of Luxembourg (“Listco”).

WHEREAS, on the date of this Agreement, ARD Holdings owns, directly or indirectly, substantially all of the equity interests in Listco and, prior to the date hereof, has, in its capacity as the parent company of the companies operating the Business (as defined herein), overseen the operation of the Business and entered into various contracts, commitments and other arrangements in connection therewith;

WHEREAS, Listco intends to effect an initial public offering in the United States (the “IPO”) of its Class A common shares;

WHEREAS, following the closing of the IPO, ARD Holdings will remain a significant shareholder of Listco, and Listco will operate the Business as the parent company of the Listco Group; and

WHEREAS, the Parties have agreed to enter into this Agreement to define certain arrangements between them.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                       Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, demand, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“AFSA” means ARD Finance S.A., a société anonyme organized under the laws of Luxembourg, a member of the ARD Holdings Group.

“Agreement” has the meaning set forth in the Preamble.

“ARD Holdings” has the meaning set forth in the Preamble.

“ARD Holdings Group” means ARD Holdings and its Subsidiaries (other than Listco and its Subsidiaries).

“Business” means the business conducted by ARD Holdings and its subsidiaries prior to the date hereof and to be conducted by the Listco Group following the IPO.

“Closing Date” means 12:00 a.m., New York time, on the date on which the closing of the IPO occurs.

“Common Shares” means the Class A common shares, par value EUR 0.01 per share, and Class B common shares, par value EUR 0.10 per share, of Listco.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or unwritten, that is binding on any Person or any part of its property under applicable Law.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group” means the ARD Holdings Group or the Listco Group, as the context requires.

“Indemnified Party” has the meaning set forth in Section 3.03(a).

“Indemnity Payment” has the meaning set forth in Section 3.03(a).

“Insurance Proceeds” means those monies:

(a)                                 received by an insured from an insurance carrier; or

(b)                                 paid by an insurance carrier on behalf of the insured, in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“IPO” has the meaning set forth in the recitals hereto.

“Law” means any non-U.S. or U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Listco” has the meaning set forth in the Preamble.

“Listco Group” means Listco and each of its Subsidiaries, and each Person that becomes a Subsidiary of Listco after the date hereof.

“Listco Releasees” has the meaning set forth in Section 3.01(b).

“Listco Releasors” has the meaning set forth in Section 3.01(a).

“Loss” has the meaning set forth in Section 3.02.

“Luxembourg Offices” means the offices located at 56, rue Charles Martel L-2134 Luxembourg, Luxembourg, occupied and used by both ARD Holdings and Listco as of the date hereof.

“Party” means ARD Holdings or Listco.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the U.S. Exchange Act.

“Relevant Contracts” means all Contracts to which any member of the ARD Holdings Group is a party or is bound, as of the date hereof, that relate to the Business, including the Contracts identified on Schedule I.

“Reorganisation Event” means an event in which the shareholders of ARD Holdings and/or other Subsidiaries of ARD Holdings (or any successors thereto) will receive direct ownership in a number of Common Shares (in proportion to their respective ownership interest in ARD Holdings and/or other Subsidiaries of ARD Holdings), whether by dividend, distribution, exchange offer or other means; provided that the aggregate number of Class B common shares received by such shareholders in such event shall be substantially the same as or fewer than (adjusting for fractional shares) the number of the Class B common shares owned by ARD Holdings and or any Subsidiaries of ARD Holdings (or any successors thereto) immediately prior to the date of such event.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, more than 50% of the equity interests of which are owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” means all income, capital gains, gross receipts, windfall profits, severance, property, production, license, excise, net worth, franchise, capital, employment, withholding, social security contributions and other taxes, duties, fees, charges or imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Authority that is responsible for the administration or imposition of any Tax, including any federal, national, international, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission and any court, tribunal or judicial or arbitral body empowered to issue binding decisions.

“Third Party Claim” has the meaning set forth in Section 3.04(b).

“Toggle Notes” means the 7.125%/7.875% Senior Secured Toggle Notes due 2023 and the 6.625%/7.375% Senior Secured Toggle Notes due 2023, issued by AFSA on September 16, 2016, or any replacement, refunding or refinancing thereof.

Section 1.02                       Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)         when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement;

(b)         the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)          whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)         the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)          all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(f)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)          references to a Person are also to its successors and permitted assigns; and

(h)         the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

RELEVANT CONTRACTS

Section 2.01                       Relevant Contracts.

(a)         With respect to each Relevant Contract that can be assigned by ARD Holdings or another member of the ARD Holdings Group to a member of the Listco Group (as designated by Listco) without the prior consent of, or notice to, any unrelated Person, ARD Holdings will, or will cause the applicable member of the ARD Holdings Group to, assign such Relevant Contract to such member of the Listco Group, and such member will accept such Relevant Contract and assume all of the rights and obligations of the assigning Person thereunder; provided that no member of the Listco Group or the ARD Holdings Group shall be obligated to pay any consideration in respect of such assignment to any member of the other Group.

(b)         With respect to each Relevant Contract that cannot be assigned by ARD Holdings or another member of the ARD Holdings Group to a member of the Listco Group without the prior consent of, or notice to, any unrelated Person, ARD Holdings and Listco will cooperate with each other to put in place such arrangements as are necessary to (i) provide the applicable member of the Listco Group (as designated by Listco), to the fullest extent practicable, with the claims, rights and benefits enjoyed by the applicable member of the ARD Holdings Group under such Relevant Contract, and (ii) to cause such member of the Listco Group to assume all Liabilities arising under such Relevant Contract from and after the Closing Date, in each case, as if each Relevant Contract had been assigned to such member of the Listco Group as of such date.  No member of the Listco Group or the ARD Holdings Group shall be obligated to pay any consideration in respect of the arrangements described in this Section 2.01(b)  or Section 2.01(c) to any member of the other Group.

(c)          In furtherance of the foregoing, (i) the applicable member of the Listco Group shall be treated as the owner of each Relevant Contract described in Section 2.01(b) for Tax purposes as of the Closing Date, (ii) ARD Holdings shall accept (or cause the applicable member of the ARD Holdings Group to accept) such reasonable direction as the applicable member of the Listco Group requests with respect to each such Relevant Contract, including to enforce at such member’s request, or allow such member to enforce, in a commercially reasonable manner, any rights of the applicable member of the ARD Holdings Group under each such Relevant Contract against the other party or parties thereto; provided that the costs and expenses incurred by any member of the ARD Holdings Group at such member’s request shall be borne solely by Listco or the applicable member of the Listco Group, (iii) ARD Holdings shall, and shall cause each member of the ARD Holdings Group to, without further consideration therefor, pay and remit to the applicable member of the Listco Group promptly all monies, rights and other consideration received by any of them under each such Relevant Contract from and after the Closing Date, and (iv) Listco shall cause the applicable member of the Listco Group to pay, perform and discharge fully promptly when due, all of the obligations of ARD Holdings or the applicable member of the ARD Holdings Group under each such Relevant Contract required to be performed from and after the Closing Date, and such member of the Listco Group shall be responsible for all Liabilities related thereto arising or required to be performed and discharged from and after the Closing Date.

(d)         Notwithstanding anything to the contrary in this Section 2.01, no member of the Listco Group or the ARD Holdings Group shall be required to take any action that would, in the good faith judgment of Listco or ARD Holdings, respectively, reasonably be expected to (i) result in a violation of any obligation that any member of its Group has to any third party or (ii) violate applicable Law.

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

Section 3.01                       Release of Pre-IPO Claims.

(a)         Except as provided in Section 3.01(c), effective as of the Closing Date, Listco does hereby, on behalf of itself and each other member of the Listco Group, their respective Affiliates (other than any member of the ARD Holdings Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders (other than any member of the ARD Holdings Group), directors, officers, agents or employees of any member of the Listco Group (in each case, in their respective capacities as such) (the “Listco Releasors”), unequivocally, unconditionally and irrevocably release and discharge each member of the ARD Holdings Group, their respective Affiliates (other than any member of the Listco Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the ARD Holdings Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (the “ARD Holdings Releasees”), from any and all Actions and Liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, indirect, derivative or otherwise, which have been asserted against an ARD Holdings Releasee by a Listco Releasor or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, any of the Listco Releasors ever could have asserted or ever could assert, in any capacity, either for itself or as an assignee, heir, executor, trustee or otherwise for or on behalf of any other Person, against the ARD Holdings Releasees, relating to any transactions or occurrences whatsoever, up to and including the Closing Date.

(b)         Except as provided in Section 3.01(c), effective as of the Closing Date, ARD Holdings does hereby, on behalf of itself and each other member of the ARD Holdings Group, their respective Affiliates (other than any member of the Listco Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders, directors, officers, agents or employees of any member of the ARD Holdings Group (in each case, in their respective capacities as such) (the “ARD Holdings Releasors”), unequivocally, unconditionally and irrevocably release and discharge each member of the Listco Group, their respective Affiliates (other than any member of the ARD Holdings Group), successors and assigns, and all Persons who at any time prior to the Closing Date have been stockholders (other than any member of the ARD Holdings Group), directors, officers, agents or employees of any member of the Listco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (the “Listco Releasees”), from any and all Actions and Liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Listco Releasee by an ARD Holdings Releasor or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the ARD Holdings Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee or otherwise for or on behalf of any other Person, against the Listco Releasees, relating to any transactions or occurrences whatsoever, up to and including the Closing Date.

(c)          Nothing contained in Section 3.01(a) or Section 3.01(b) shall impair any right of either Party to enforce this Agreement in accordance with its terms.  Nothing contained in Section 3.01(a) or Section 3.01(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any Contract entered into after the Closing Date between a member of one Group, on the one hand, and a member of the other Group, on the other hand; or

(ii)                                  any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 3.01.

In addition, nothing contained in Section 3.01(a) or Section 3.01(b) shall release any member of one Group from complying with its existing obligations to indemnify any director, officer or employee of a member of the other Group who was a director, officer or employee of a member of such first Group on or prior to the Closing Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving a member of such first Group and was entitled to such indemnification pursuant to the contractual obligations existing on or prior to the Closing Date.

(d)         Listco shall not make, and shall not permit any member of the Listco Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any ARD Holdings Releasee released pursuant to Section 3.01(a) with respect to, subject to Section 3.01(c), any Liabilities released pursuant to Section 3.01(a).  ARD Holdings shall not make, and shall not permit any member of the ARD Holdings Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Listco Releasee released pursuant to Section 3.01(b) with respect to, subject to Section 3.01(c), any Liabilities released pursuant to Section 3.01(b).

(e)          It is the intent of the Parties by virtue of the provisions of this Section 3.01 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Closing Date, between or among any member of the Listco Group, on the one hand, and any member of the ARD Holdings Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Closing Date), except as expressly set forth in Section 3.01(c).  At any time, at the request of any other Party, each Party shall cause each member of its Group to execute and deliver releases reflecting the provisions of this Section 3.01.

Section 3.02                       Indemnification by Listco.  Except as expressly provided in any provision of this Agreement, following the Closing Date, each member of the ARD Holdings Group and their stockholders, directors, officers, employees, agents, successors and assigns shall be indemnified and held harmless by Listco from and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), to the extent arising out of or resulting from all actions (or omissions to act) of any member of the Listco Group under each Relevant Contract described in Section 2.01(b) and all actions of any member of the ARD Holdings Group in respect of each Relevant Contract that are taken (or not taken) at the direction of any member of the Listco Group (except to the extent resulting from any action by a member of the ARD Holdings Group with respect to a Relevant Contract that is not taken at the direction of a member of the Listco Group and that constitutes a breach by such member of the ARD Holdings Group of such Relevant Contract).

Section 3.03                       Indemnification Obligations Net of Insurance Proceeds.

(a)         The Parties intend that any Liability subject to indemnification pursuant to Section 3.02 will be net of Insurance Proceeds that actually reduce the amount of the Liability.  Accordingly, the amount that Listco is required to pay to any Person entitled to indemnification under Section 3.02 (an “Indemnified Party”) will be reduced by any Insurance Proceeds actually recovered by or on behalf of such Indemnified Party in respect of the related Liability.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from Listco in respect of any Liability and subsequently receives Insurance Proceeds, then such Indemnified Party shall promptly reimburse Listco for any payment made in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any costs and expenses incurred by such Indemnified Party in collecting such amount.

(b)         An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.  Nothing contained in this Agreement shall obligate any member of the ARD Holdings Group to seek to collect or recover any Insurance Proceeds.

(c)          All Indemnity Payments under this Agreement shall be (i) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of Indemnity Payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any indemnifiable Loss.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any Indemnity

Payment hereunder or the incurrence or payment of any indemnifiable Loss.  For purposes of this Agreement, an Indemnified Party shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable (including Taxes payable on an estimated basis) by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such amount indemnified against as the case may be.  The Parties shall make any adjusting payment between each other as is required under this Section 3.03(c) within ten (10) days of the date an Indemnified Party is deemed to have actually realized each net Tax benefit or net Tax cost.  The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination with respect to the Indemnified Party’s liability for Taxes and any payments necessary to reflect such adjustment shall be made within ten (10) days of such determination.

Section 3.04        Notice of Loss; Third Party Claims.

(a)  An Indemnified Party shall give Listco notice of any matter that an Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to provide such notice shall not release Listco from its obligations under Section 3.02, except to the extent that it is actually prejudiced by such failure to provide notice.

(b)  If an Indemnified Party receives notice of any Action (a “Third Party Claim”) against it that may give rise to a claim for a Loss under Section 3.02, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give Listco notice of such Third Party Claim; provided that the failure to provide such notice shall not release Listco from any of its obligations under Section 3.02, except to the extent that it is actually prejudiced by such failure to provide notice.  Listco shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party.  If Listco elects to undertake any such defense against a Third Party Claim, the Indemnified Party shall be entitled to participate in (but not control) such defense with its own counsel, and at its own expense.  In the event that both the Indemnified Party and Listco (or any other member of either Group) are named defendants in such Third Party Claim, Listco may employ one counsel of its choice to act in joint defense of such Third Party Claim, so long as representation by one counsel in such joint defense is permitted under the applicable rules of professional conduct or ethics.  The Indemnified Party shall cooperate with Listco in such defense and make available to Listco, at Listco’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by Listco.  If Listco elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless Listco consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of Listco is entered against the Indemnified Party for such Third Party Claim.  If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 3.04 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give Listco prompt written notice thereof and Listco shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.  Listco shall have the right to settle any Third Party Claim for which it obtains a full release of the Indemnified Party in respect of such Third Party Claim or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably conditioned, withheld or delayed.

Section 3.05        Additional Matters.

(a)   In the event of payment by or on behalf of Listco to any Indemnified Party in connection with any Third Party Claim, Listco shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnified Party shall cooperate with Listco in a reasonable manner, and at the cost and expense of Listco, in prosecuting any subrogated right, defense or claim.

(b)   In the event of an Action in which Listco is not a named defendant, if Listco shall so request, the Parties shall endeavor to add Listco as a named defendant or substitute Listco for the named defendant.  If such addition or substitution cannot be achieved for any reason or is not requested, the named defendant shall allow Listco to manage the Action as set forth in this Article III.

ARTICLE IV

LEGAL MATTERS

Section 4.01        Privileged Matters.  (a)  The Parties recognize that certain legal and other professional services (both internal and external) have been and will be provided prior to and after the Closing Date and have been and will be rendered for the collective benefit of the members of each Group, and that each member of each Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable Law; provided that with respect to such services the Parties agree as follows:

(i)            the Parties shall not be entitled to assert privilege with respect to such legal and other professional services provided prior to the Closing Date against any member of any other Group;

(ii)           ARD Holdings shall be entitled, on behalf of itself or any member of the ARD Holdings Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information to the extent relating to the business of any member of the ARD Holdings Group, whether or not the privileged information is in the possession of or under the control of ARD Holdings or Listco (or any members of their respective Groups);

(iii)          Listco shall be entitled, on behalf of itself or any member of the Listco Group, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information to the extent relating to the business of any member of the Listco Group, whether or not the privileged information is in the possession of or under the control of ARD Holdings or Listco (or any members of their respective Groups); and

(iv)          the Parties shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 4.01, with respect to all privileges not allocated pursuant to the terms of Section 4.01(a)(ii) and (iii).  All privileges relating to any Actions or other matters in which both Listco and ARD Holdings retain any responsibility or Liability under this Agreement shall be subject to a shared privilege between them.

(b)   Neither Party (itself or on behalf of any member of its Group) may waive any privilege that could be asserted under any applicable Law, and in which the other Party (or any member of its Group) has a shared privilege, without the consent of the other Party, which shall not be unreasonably conditioned, withheld or delayed or as provided in Section 4.01(c) or (d) below.  Consent shall be deemed to be granted unless written objection is made within fifteen (15) days after written notice to the Party requesting such consent.  Each Party agrees to maintain, preserve and assert all privileges, including all privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and the work product doctrine).

(c)   In the event of any litigation or dispute between the Parties or any members of their respective Groups, either Party may waive a privilege in which the other Party or a member of the other Party’s Group has a shared privilege, without obtaining the consent of the other Party; provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the Parties or the applicable members of its Group, and shall not operate as a waiver of the shared privilege with respect to third parties.

(d)   If a dispute arises between or among the Parties or any members of either Group regarding whether a privilege should be waived to protect or advance the interest of a Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably condition, withhold or delay consent to any request for waiver by the other Party.  Each Party agrees that it will not condition, withhold or delay consent to waiver for any purpose except to protect its own legitimate interests.

(e)   Upon receipt by a Party or by any member of its Group of any subpoena, discovery, court order or other request that arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if a Party obtains knowledge that any of its or any member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that arguably call for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information requested or required to be produced or disclosed and to assert any rights it or they may have under this Section 4.01 or otherwise to prevent the production or disclosure of such privileged information.

ARTICLE V

MISCELLANEOUS

Section 5.01        Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY OR ANY OTHER MEMBER OF ITS GROUP BE LIABLE TO THE OTHER PARTY OR ANY OTHER MEMBER OF ITS GROUP FOR PUNITIVE, SPECIAL OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 5.02        Post-Closing Cooperation.  On and after the Closing Date, each of the Parties shall, and shall cause each member of its Group to, execute and deliver such documents and instruments, provide such materials and information and take such other actions as may be necessary, proper or advisable to fulfill its obligations under this Agreement.  In addition, at the cost and expense of Listco, Listco shall, and shall cause each member of the Listco Group to, (i) provide such information or access (including copies of documents and staff assistance), and (ii) take such other actions, as any member of the ARD Holdings Group may reasonably request, consistent with the terms of this Agreement and applicable Law, to facilitate ARD Holdings’ ability to manage its investment in Listco and comply with any obligations imposed on any member of the ARD Holdings Group by any Governmental Authority or under any Contract, including reporting obligations under the Toggle Notes, the defense of litigation, the preparation of any Tax returns, financial statements or documents required to be filed with the SEC or any regulatory authority (including any stock exchange), or the management of any Tax audits.

Section 5.03        ARD Holdings Reorganisation.  Listco and ARD Holdings acknowledge that they currently plan to implement a Reorganisation Event following the Closing Date, as a result of which ARD Holdings Group will become wholly owned subsidiaries of Listco.  Listco hereby undertakes that, upon the request of ARD Holdings and at the cost and expense of Listco, Listco shall take such actions as are necessary to implement the Reorganisation Event in accordance with applicable Law and the articles of association of Listco (the “Listco Articles”).

Section 5.04        Allocation of Costs and Expenses for Luxembourg Offices.  Each Party shall pay (or, to the extent incurred by and paid for by any member of the other Group, shall promptly reimburse such member of the other Group for any and all amounts so paid), in proportion to their relative usage, all fees, costs and expenses incurred by it or any other member of its Group on or after the Closing Date in connection with their use of the Luxembourg Offices, including fees, costs and expenses of employees and in respect of services related thereto.

Section 5.05        Dividends and Dividend Restrictions.  (a)  Following the Closing Date, Listco intends to pay dividends to all shareholders in amounts that will, at a minimum, be sufficient to enable AFSA to satisfy the cash interest payment obligations under the Toggle Notes; and (b) ARD Holdings acknowledges that Listco’s ability to pay such dividends is subject to compliance with applicable Law, any obligations imposed by applicable Contracts and the Listco Articles, including the requirement that any dividends be approved by Listco’s shareholders.  In order to preserve its ability to pay such dividends, Listco agrees that so long as the Toggle Notes are outstanding, Listco shall not, and shall not permit any member of the Listco Group to, agree to restrictions on the payment of dividends that are materially more restrictive than the restrictions in place under any Contract or agreement existing on the Closing Date, unless such restriction would not have a material adverse effect on Listco’s ability to pay dividends in accordance with Section 5.05(a) (such determination to be made at the time such restrictions are entered into).

Section 5.06        Counterparts.  This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but both of which taken together shall constitute one and the same agreement.

Section 5.07        Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), (c) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) or (d) on the next business day when sent by internationally recognized overnight courier (providing proof of delivery) in each case to the respective Party at the following coordinates (or at such other coordinates for a Party as shall be specified in a notice given in accordance with this Section 5.07):

if to ARD Holdings:

ARD Holdings S.A.

Attention:

Facsimile No.:

E-mail:

if to Listco:

Ardagh Group S.A.

56, rue Charles Martel

L-2134 Luxembourg

Attention:

Facsimile No.:

E-mail:

Section 5.08                       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 5.09                       Entire Agreement.  This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 5.10                       Assignment.  This Agreement may not be assigned by either Party by operation of Law or otherwise without the express written consent of the other Party (which consent may be granted or withheld in the sole discretion of such other Party), and any attempted assignment without such consent shall be null and void.

Section 5.11                       Amendments.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties; or (b) by a waiver in accordance with Section 5.12.

Section 5.12                       Waiver.  Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance with any of the agreements of the other Party contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 5.13                       No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article III relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 5.14                       Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of Luxembourg.  Any Action arising in connection with this Agreement shall be submitted to the jurisdiction of the courts of Luxembourg-City.

Section 5.15                       Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT

IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.15.

[Signature page follows]

IN WITNESS WHEREOF, ARD Holdings and Listco have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

ARD HOLDINGS S.A.

By:
Name:
Title:

ARDAGH GROUP S.A.

By:
Name:
Title: